EX-4.6

                        EMPLOYMENT AND SERVICE AGREEMENT

EMPLOYMENT  AND  SERVICE   AGREEMENT   between   EuroTrust  A/S,  a  corporation
established under the laws of the Kingdom of Denmark, with offices at Poppelgardvej 11-13 2860 Soborg, Denmark, (the "Company") and Soren Degn, residing at Ved Lindelund DK-2605, Brondby, Denmark (the "Executive").

      WHEREAS, the Executive has been employed by the Company since 1 November, 2001 and has been the Chief Financial Officer of the Company since 1 September, 2003;

      WHEREAS, the Executive and the Company are parties to a Service Agreement made as of 1 September, 2003; and

      WHEREAS, the Executive and the Company desire to enter into a new Employment and Service Agreement effective as of 1 January, 2005

      NOW, THEREFORE, for good and valuable consideration, it is agreed as follows:

      1. TERM. Subject to the terms and conditions hereof, the term of employment of the Executive under this Agreement shall be for the period commencing on 1 January 2005 and terminating as provided in Section 6 hereof (the "Employment Term").

      2. DUTIES AND RESPONSIBILITIES. During the Employment Term, the Executive shall serve as Chief Financial Officer of the Company. He shall report to, and be subject to, the direction of the Company's Chief Executive Officer and Board of Directors and shall perform such duties and responsibilities commensurate with his title

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and position as may be assigned to him from time to time by the Chief  Executive
Officer and Board of Directors. The Executive shall work on a full time basis and shall devote his time, energy and attention to the business of the Company.

      3. COMPENSATION. In payment for the services to be rendered by the Executive hereunder:

      (a) the Executive shall be paid at the annual salary at a rate of DKK 1,080,000 (the "Annual Salary"), which shall be payable in equal monthly payments in arrears on the last day of each month; the Annual Salary may be increased from time to time at the sole discretion of the Board of Directors of the Company;

      (b) The Executive may at his option direct the Company to directly pay certain expenses of Executive which may NOT be considered to be business related expenses, such as family travel expenses. Executive shall advise the Company as to that portion of his Annual Salary which he wishes to allocate to the payment of such expenses

      (c) The Company hereby grants to the Executive, effective 17 May, 2005 an option to purchase 675,000 ordinary shares DKK1.25 of the Company (equal to 112,500 ADRs) at a price of USD $4.75 for each six ordinary shares DKK 1.25 (equal to one ADR), the closing price on an ADR on the NASDAQ Small Cap Market on 16 May, 2005, such option to expire on 30 April, 2015 and having such other terms as will be set forth in an option agreement to be entered into between the Company and the Executive.


      4.    EXPENSES AND BENEFITS.

      (a) The Company shall, consistent with its policy of reporting and reimbursement of business expenses, reimburse Executive for such ordinary and

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necessary  business  related  expenses as shall be incurred by  Executive in the course of the performance of his duties under this Agreement.

      (b) Executive shall be entitled to holidays (vacation) annually, in accordance with the provisions of the Holidays Act in force in Denmark, as the same may be amended from time to time.

      (c) The Executive shall decide the time of the taking of his holidays in consultation with the Chief Executive Officer which shall take into account the requirements of the Company.

      (d) The Executive shall not be paid any holiday allowance as may be set forth in the Holidays Act, but in lieu thereof, the Company shall pay the Executive DKK 50,000.00 in connection with his holidays.

      (e) The Company shall provide the Executive with a company automobile (the "Company Car"). The Company shall pay all expenses associated with the operation of the Company Car, including fuel, maintenance, repairs and insurance. The Executive may use the Company Car for private use at the Company's expense.

      (f) Upon termination of this Agreement for any reason, the Executive shall at his sole option (to be exercised within 30 days of such termination) be entitled to purchase the Company Car for an amount which is equal to the lesser of (i) the book value of the Company Car on the books of the Company at the date of termination or (ii) the fair market value of the Company Car at the date of termination.

      (g) The Company shall make an annual pension contribution for the Executive which shall be equal to 15% of the Executive's Annual Salary.

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      (h)   The Company shall pay for one or more life  insurance and disability insurance policies for the Executive, with the beneficiary of such policies to be as named from time to time by the Executive. The amount and specific coverage of such policies to be as chosen by the Executive; provided that the maximum annual premiums to be paid by the Company for all such policies shall not exceed DKK 100,000.

      5. TERMINATION. The Executive's employment hereunder may be terminated under the following circumstances:

      (a) This Agreement shall not have a fixed termination date; the Company may terminate this Agreement at its sole discretion as of the last day of any calendar year by providing to the Executive written notice of such termination at least 24 months in advance of such termination date (I.E. if the Company wishes to terminate this Agreement as of 31 December, 2008 it must notify the Executive of such termination prior to 1 January, 2007).

      (b) The Executive may terminate this Agreement upon six months prior written notice to the Company.

      (c) This Agreement shall automatically terminate upon the death of Executive in which event the Company shall pay to the widow and/or children of the Executive an amount equal to one-half of the Executive's Annual Salary at the time of his death.

      (d) The Company may terminate this Agreement at any time during the Employment Term for "cause". For purposes of this subsection 5 (d) "cause" shall mean (i) breach by Executive of any of the covenants set forth in Section 6 hereof, (ii) negligence or malfeasance on the part of the Executive in the performance of his duties hereunder that causes material harm to the Company, and (iii) the conviction of the

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Executive,  by a court of  competent  jurisdiction,  of a felony or other  crime involving moral turpitude. Termination pursuant to this subsection 5 (d) shall be effective immediately upon giving the Executive written notice thereof stating the reason or reasons therefor.

      6.    EXECUTIVE COVENANTS.

      (a) The Executive agrees not to use or disclose, either while in the Company's employ or at any time thereafter, except with the prior written consent of the Board of Directors, any trade secrets, proprietary information, or other information that the Company considers confidential relating to processes, suppliers, customers, compositions, improvements, inventions, operations, processing, marketing, distributing, selling, cost and pricing data, or master files utilized by the Company, not presently generally known to the public, and which is, obtained or acquired by the Executive while in the employ of the Company, whether before or after the date of this Agreement.

      (b) During the term of this Agreement, Executive shall not, directly or indirectly, solicit, induce, encourage or attempt to influence any client, customer, employee, consultant, independent contractor, or supplier of the Company to cease to do business or terminate his employment with the Company, and shall not engage in (as a principal, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business which at the time is a direct competitor of the Company. Nothing contained in this Section 6 (b) shall prevent the Executive from holding for investment not more than ten percent (10%) of any class of equity securities of a company whose securities are publicly traded or from engaging in any activities that are not in direct competition with the business activities of the Company. In case of any

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breach by the  Executive  of this  Section 6 (b) the  Executive  agrees that the
Company may obtain a restrictive injunction without security, and Executive agrees to pay to the Company all damages caused by such breach, which damages shall include all expenses incurred by the Company in obtaining any such injunction and/or damage award, including all reasonable legal fees.

      7. SUCCESSORS; BINDING AGREEMENT. This agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

      8. AMENDMENT; WAIVER. No provisions of this Agreement may be modified, supplemented, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company.

      9. APPLICABLE LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Kingdom of Denmark. Any dispute between the parties with respect to this Agreement shall be settled by arbitration in accordance with the Danish law on the Rules of Conciliation and Arbitration and any award shall be final and binding upon the parties.

      10. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered

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mail, postage prepaid, to the party to whom the same is so given or made; to the address for such party as is set forth on the first page of this Agreement or to such other address as the one party shall specify to the other party in writing.

      11. ENTIRE AGREEMENT; OLD AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. The parties agree that the Old Agreement is hereby terminated and canceled as of 1 January, 2005.

      IN WITNESS WHEREOF, the parties have executed this Agreement on 17 May, 2005.

                                            BY:
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